Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NII HOLDINGS, INC.

     1. The name of the corporation is NII Holdings, Inc. (the “Corporation”).

     2. The Restated Certificate of Incorporation is amended by deleting the first paragraph of the Fourth Article thereof (beginning with “The total authorized number of shares. . .” and ending with “. . ., the “Preferred Stock”).”) in its entirety and replacing therewith the following:

        The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is three hundred ten million one (310,000,001) shares, divided into three classes as follows:

        Three hundred million (300,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”);

        One (1) share of preferred stock, par value $1.00 per share (“Special Director Preferred Stock”); and

        Ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”, and, together with the Special Director Preferred Stock, the “Preferred Stock”).

     4. The amendment of the Restated Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               GIVEN under my hand this 3rd day of May, 2004.

/s/ Mercedes Barreras Vescovi

Mercedes Barreras Vescovi, Secretary 10700 Parkridge Blvd., Suite 600 Reston, Virginia 20190

RESTATED
CERTIFICATE OF INCORPORATION
OF
NII HOLDINGS, INC.

     NII Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     1. The name of the corporation is NII Holdings, Inc. (the “Corporation”). The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 18, 2000. A Certificate of Merger was filed with the Secretary of State on November 28, 2000. A Certificate of Amendment was filed with the Secretary of State on December 21, 2001.

     2. The Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) which both restates and further amends the provisions of the Corporation’s Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the Delaware General Corporation Law and has been duly authorized pursuant to the terms of the Revised Third Amended Joint Plan of Reorganization of NII Holdings, Inc. and NII Holdings (Delaware), Inc., as confirmed by order of the United States Bankruptcy Court for the District of Delaware, Case No. 02-11505 (MFW) (the “Plan of Reorganization”) on October 28, 2002.

     3. The text of the original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

     FIRST: The name of the Corporation is:

NII Holdings, Inc.

     SECOND: The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: Authorized Shares.

The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is one hundred-ten million one (110,000,001) shares divided into three classes as follows:

One hundred million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”);

One (1) share of preferred stock, par value $1.00 per share (“Special Director Preferred Stock”); and

Ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”, and, together with the Special Director Preferred Stock, the “Preferred Stock”).

The Corporation shall not issue any nonvoting equity securities to the extent prohibited by section 1123 of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the effective date of the Plan of Reorganization; provided, however, that this paragraph (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

     A. Common Stock.

          1. Voting Rights. Subject to the rights of the holder of the Special Director Preferred Stock and any voting rights granted to Preferred Stock outstanding at the time, each share of Common Stock shall be entitled to one (1) vote per share, in person or by proxy, on all matters submitted to a vote of the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote. Except as otherwise required in this

Certificate of Incorporation, the Corporation’s Bylaws or by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation generally (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock, if any).

          2. Dividends and Distributions. Subject to the preferences applicable to any Preferred Stock outstanding at any time, if any, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Corporation’s Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

          3. Liquidation. If the Corporation shall be liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the Common Stock shall be entitled to share ratably in the net assets of the Corporation remaining after payment of all liquidation preferences, if any, applicable to any outstanding Preferred Stock.

     B. Special Director Preferred Stock.

          1. Special Voting Provisions.

          The Special Director Preferred Stock shall consist of one (1) share issued to MCC (as defined in Article EIGHTH below). MCC and MCC Permitted Transferees (the “MCC Group”) shall have the sole power and authority (subject to Section 3.7 of this Clause B) to nominate, elect, remove and replace a single member of the Board of Directors of the Corporation (the “Special Preferred Stock Director”). The Special Preferred Stock Director shall be one of the Class III directors of the Corporation. At such time as, pursuant to Clause C of Article FIFTH, the MCC Group is no longer entitled to nominate and elect its single member of Class III of the Board of Directors, the share of Special Director Preferred Stock shall automatically expire, terminate and be of no further force or effect and shall no longer be considered outstanding and may not be reissued.

          2. Transferability.

          The Special Director Preferred Stock shall not be transferable, directly or indirectly, other than to an MCC Permitted Transferee. At such time as the Special Director Preferred Stock is not beneficially owned by MCC or an MCC Permitted Transferee, or if an MCC Permitted Transferee ceases to be a subsidiary of MCC, the share of Special Director Preferred Stock shall automatically expire, terminate and be of no further force or effect and shall no longer be considered outstanding and may not be reissued.

          3. General Provisions.

          3.1 The Special Director Preferred Stock shall have no dividend rights.

          3.2 For so long as a member of the MCC Group is entitled to designate the Special Preferred Stock Director, the Corporation shall not, without the affirmative vote of at least two-thirds of the members of the Board of Directors, create an executive committee of the Board of Directors, or any other committee, however named, having substantially similar power and authority.

          3.3 Except as set forth in Section 1 of this Clause B, and this Section 3, the Special Director Preferred Stock shall have no voting rights, except such as may be required by applicable law.

          3.4 This Certificate of Incorporation shall not be amended, altered or repealed (whether by merger, consolidation or otherwise) so as to (i) change the number of directorships without the affirmative vote of at least two-thirds of the members of the Board of Directors, or (ii) affect adversely the holder of the Special Director Preferred Stock without the affirmative vote of such holder.

          3.5 Except as set forth in this Article FOURTH, for so long as the share of Special Director Preferred Stock is outstanding, the Corporation shall not, without the approval of at least two-thirds of the members of the Board of Directors, grant to any person or entity any right to designate individuals to serve on the Corporation’s Board of Directors, or issue Undesignated Preferred Stock which grants the holders thereof rights to representation on the Board of Directors, except, in each case, customary rights given to preferred stockholders to board representation in the event of a failure to pay dividends or other default.

          3.6 Upon liquidation, dissolution or winding up of the Corporation, the holder of the share of Special Director Preferred Stock shall be entitled to receive one dollar ($1.00) per share before payment of any amounts to the holders of Common Stock.

          3.7 The Corporation shall give the holder of the share of Special Director Preferred Stock at least ninety (90) days prior written notice of the date of each annual meeting of the Corporation at which the Special Preferred Stock Director is to stand for election to the Board of Directors, which notice shall request the name of the person to be nominated and elected as director by the holder of the Special Director Preferred Stock at such annual meeting. Not later than the seventy-fifth (75th) day preceding the date of such annual meeting, the holder of the Special Director Preferred Stock shall notify the Corporation in writing of the identity of its director. If the holder of the Special Director Preferred Stock does not nominate its board member, the Board of Directors of the Corporation may nominate a candidate for such open directorship for election at such annual meeting to serve a three (3) year term unless sooner removed and replaced by the holder of the Special Director Preferred Stock.

          4. Reacquired Shares. If the share of Special Director Preferred Stock is purchased, redeemed or otherwise acquired by the Corporation, it may not thereafter be reissued, and the Corporation shall retire such share.

     C. Undesignated Preferred Stock.

     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of stock may be made dependent upon facts ascertainable outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

          (1) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (2) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

          (3) whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and conditions of such redemption;

          (4) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

          (5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

          (6) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

          (7) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

          (8) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

     FIFTH:

     A. Unless changed in accordance with this Article FIFTH, the Board of Directors of the Corporation shall consist of nine (9) directorships.

     B. The Board of Directors shall be divided into three classes, with the term of office of one class expiring each year. The three directors of Class I shall be elected to hold office for a term expiring at the next annual meeting following the Effective Date (as defined in the Plan of Reorganization), the three directors of Class II shall be elected to hold office for a term expiring at the next succeeding annual meeting, and the three directors of Class III shall be elected to hold office for a term expiring at the next succeeding annual meeting. Commencing with the next annual meeting following the Effective Date, each class of directors whose term shall then or thereafter expire shall be elected to hold office for a three-year term.

     C. So long as the MCC Group holds at least a majority in aggregate principal amount of the indebtedness outstanding under the New MEFA (as defined in Article EIGHTH below) and the New EFA (as defined in Article EIGHTH below), there shall be one Special Preferred Stock Director. At such time as the MCC Group does not hold such a debt position, thereafter there shall be no Special Preferred Stock Director regardless of the relevant debt position after such time.

     D. For so long as the share of Special Director Preferred Stock is outstanding, the consent of at least two-thirds of the members of the Board of Directors shall be necessary to change the size of the Board of Directors. At such time as there is no Special Director Preferred Stock outstanding, the number of directorships may be reduced or increased in accordance with the Bylaws of the Corporation.

     SIXTH: The Board of Directors is authorized to make, alter or repeal the Bylaws of the Corporation.

     SEVENTH:

     A. To the fullest extent permitted by the Delaware General Corporation Law as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

     B. The rights and authority conferred in this Article SEVENTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

     C. Neither the amendment, alteration or repeal of this Article SEVENTH, nor the adoption of any provision inconsistent with this Article SEVENTH, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, alteration or repeal with respect to acts or omissions occurring prior to such amendment, alteration, repeal or adoption.

     D. Any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the

Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation and are not serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Clause D shall also include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Clause D.

     EIGHTH: As used in this Certificate of Incorporation, the following terms shall have the following respective meanings:

“MCC” means Motorola Credit Corporation, a Delaware corporation.

“MCC Permitted Transferee” means a successor or assign of MCC under the New MEFA and the New EFA if such successor or assign is a subsidiary of Motorola, Inc., a Delaware corporation, or its successor.

“MIBL” means McCaw International (Brazil), Ltd., a Virginia corporation.

“New EFA” means the Second Amended and Restated Equipment Financing Agreement to be entered into as of the Effective Date (as such term is defined in the Plan of Reorganization) between MIBL and MCC, together with all agreements, instruments and other documents relating thereto, as the same may be amended, supplemented or otherwise modified, or refunded, replaced or refinanced from time to time.

“New MEFA” means the Master Equipment Financing Agreement to be entered into as of the Effective Date (as such term is defined in the Plan of Reorganization) between the Corporation and MCC, together with all agreements, instruments and other documents relating thereto, as the same may be amended, supplemented or otherwise modified, or refunded, replaced or refinanced from time to time.

     IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this 12th day of November, 2002.

NII HOLDINGS, INC.

By:	/s/ ROBERT J. GILKER

Name:	Robert J. Gilker
Office:	Vice President and General Counsel